Exhibit 5.1

12670 High Bluff Drive San Diego, California 92130

Tel: +1.858.523.5400 Fax: +1.858.523.5450
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
January 22, 2025	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
Extra Space Storage Inc.	London	Tokyo
Extra Space Storage LP	Los Angeles	Washington, D.C.
2795 East Cottonwood Parkway, Suite 300	Madrid
Salt Lake City, Utah 84121

Re:	Registration Statement on Form S-3 and Prospectus Supplement; $350,000,000 Aggregate Principal Amount of Extra Space Storage LP’s 5.500% Senior Notes Due 2030

To the addressees set forth above:

We have acted as special counsel to Extra Space Storage Inc., a Maryland corporation (the “Company”), Extra Space Storage LP, a Delaware limited partnership (the “Operating Partnership”), ESS Holdings Business Trust I, a Massachusetts business trust (“EHBT I”), and ESS Holdings Business Trust II, a Massachusetts business trust (“EHBT II” and, together with EHBT I and the Company, the “Guarantors”), in connection with the issuance of $350,000,000 aggregate principal amount of the Operating Partnership’s 5.500% Senior Notes due 2030 (the “Additional Notes”) and the guarantee of the Additional Notes (the “Guarantees”) by the Guarantors, under an indenture dated as of May 11, 2021 (the “Base Indenture”) among the Operating Partnership, the Guarantors and Computershare Trust Company, N.A., as successor trustee to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture dated as of June 16, 2023, among the Operating Partnership, the Guarantors and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 15, 2024 (Registration No. 333-278690) (as so filed and as amended, the “Registration Statement”), a base prospectus dated April 15, 2024 included as part of the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement dated January 16, 2025 filed with the Commission pursuant to Rule 424(b) under the Act, a prospectus supplement dated January 16, 2025 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated January 16, 2025 (the “Underwriting Agreement”) among the Operating Partnership, the Guarantors and Wells Fargo Securities, LLC, PNC Capital Markets LLC and U.S. Bancorp Investments, Inc., as representatives of the several underwriters named therein. For the avoidance

January 22, 2025

of doubt, it is understood and agreed that for purposes of this letter, the term “Additional Notes” shall exclude the $450,000,000 aggregate principal amount of 5.500% Senior Notes due 2030 issued by the Operating Partnership on June 16, 2023. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Additional Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Operating Partnership, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to general limited partnership law of the State of Delaware, and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to Maryland law, including the due authorization of the Additional Notes and Guarantee by the Company, are addressed in the opinion of Venable LLP, separately provided to you. Various issues pertaining to Massachusetts law, including the due authorization of the Guarantee by EHBT I and EHBT II, are addressed in the opinion of Verrill Dana LLP, separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Additional Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Additional Notes and the Guarantees will be legally valid and binding obligations of the Operating Partnership and the Guarantors, as applicable, enforceable against the Operating Partnership and the Guarantors in accordance with their respective terms.

Our opinion is subject to: (a) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought; and (c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of rights or defenses contained in Sections 4.4 of the Base Indenture and Section 5.1(b) of the Supplemental Indenture (except, with respect to Section 5.1(b) of the Supplemental

January 22, 2025

Indenture, to the extent such waiver is limited to the fullest extent that the Guarantors may do so under applicable law) and waivers of broadly or vaguely stated rights; (iv) provisions to the effect that a guarantor is liable as a primary obligor and not as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (v) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (vi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any agreement, right or property; (vii) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (viii) provisions permitting, upon acceleration of any indebtedness (including the Additional Notes), collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (ix) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Additional Notes, the Indenture and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Operating Partnership, (b) that the Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms other than the Operating Partnership and each of the Guarantors and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated January 16, 2025 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP